Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 12, 2012, with respect to the financial statements and supplemental schedule of Credit Acceptance Corporation 401(k) Plan and Trust on Form 11-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Credit Acceptance Corporation and subsidiaries on Form S-8 (File Nos. 333-67348 effective August 10, 2001, 333-91734 effective July 1, 2002, 333-111831 effective January 9, 2004, and 333-120756 effective November 24, 2004).

/s/ GRANT THORNTON LLP

Southfield, Michigan
June 12, 2012